SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.   20549

______________________________________________________________________________
FORM 8-K

CURRENT REPORT

______________________________________________________________________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

August 5, 2003

DATE OF REPORT (Date of earliest event reported)

BRASS EAGLE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-23385	71-0578572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 SE 30TH Street, Bentonville, Arkansas   72712
(Address of principal executive offices)    (zip code)

(479) 464-8700
(Registrant's telephone number, including area code)

BRASS EAGLE INC.

ITEM 12.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 5, 2003, Brass Eagle Inc. issued a press release announcing Second Quarter Sales and Earnings. A copy of the press release is attached hereto as Exhibit 99 (i).

This Current Report on Form 8-K is intended to be made solely under Item 12 of Form 8-K, and none of the filing of the press release as Exhibit 99(i), the listing of the press release in the exhibit index, or any other information contained or incorporated by reference in this current Report on Form 8-K shall render this to be a filing under any item under Form 8-K other than Item 12 thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRASS EAGLE INC.

DATE: August 6, 2003	BY: /s/ J. R. Brian Hanna
J. R. Brian Hanna
Vice President - Finance and Chief Financial Officer and Treasurer
(on behalf of the Registrant and as the
Registrant's principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

99 (i)	Press Release dated August 5, 2003, issued by Registrant

Exhibit 99 (i)

BRASS EAGLE INC.

Company Contact:	J. R. Brian Hanna
Brass Eagle Inc.
Chief Financial Officer
(479) 464-6630

For Immediate Release

Brass Eagle Inc. Announces Second Quarter Sales and Earnings

Bentonville, AR, August 5, 2003 - Brass Eagle Inc. (Nasdaq: XTRM), the worldwide leader in the manufacturing, marketing and distribution of paintball products, today announced reported results for the 2nd quarter ending June 30, 2003.

Brass Eagle reported net sales for the second quarter decreased 7.9% to $24.6 million versus $26.7 million for the same period last year. For the three months ended June 30, 2003 the Company reported a profit of $632,000 or $0.08 per diluted share, compared to a profit of $2.37 million or $0.31 per diluted share for the corresponding period in 2002.

For the first half of the year, net sales decreased 18.8% to $38.0 million from $46.8 million for the same period in 2002. Net income for the first half of the year decreased to $406,000 or $0.05 per diluted share from $3.46 million or $0.46 per diluted share for the same period in 2002.

The Company identified continued tight inventory controls at major retailers as a key reason for the second quarter income shortfall. In addition, the Company incurred increased expenses of approximately $500,000 related to new computer software implementation.

Brass Eagle continues to expect fiscal year 2003 sales to range from $98 million to $105 million. The Company expects fiscal 2003 diluted earnings per share of approximately $1.00 after the above mentioned expenses.

Lynn Scott, Brass Eagle President and CEO stated, "The soft retail environment, which prompted reductions in major retailers' inventories, caused lower than expected first quarter sales results. Although second quarter income was below our internal expectations, we are very encouraged by the strong demand for our products at retail."

"We continue to believe the basic business of Brass Eagle is sound and we remain the leader in a growing market with strong demographic trends at our back. We will continue to focus on growing our core business while simultaneously looking to diversify into complementary markets."

Brass Eagle is unique in providing a full line of paintball markers and accessory products from beginner through competition level. The Company is the dominant supplier of products for this rapidly growing sport and markets its products under the Brass Eagle, Viewloader, and JT USA brands.

Certain statements in this press release (including statements containing the words "expect," "will," "believe," "continue," "anticipate," "could," "intend" and similar words) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Brass Eagle, its industry or others to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from Brass Eagle's expectations include the following: (1) Intensifying competition, including specifically the intensification of price competition, the entry of new competitors and the introduction of new products by new and existing competitors; (2) Failure to obtain new customers or retain existing customers; (3) Inability to carry out marketing, sales or other business plans and strategies; (4) Loss of key executives; (5) General economic and business conditions which are less favorable than expected; and (6) Unanticipated changes in industry trends.

BRASS EAGLE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	JUNE 30,	DECEMBER 31,
	2003	2002
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 230	$ 365
Accounts receivable - less allowance
for doubtful accounts of $508 in 2003
and $2,175 in 2002	25,035	27,215
Inventories	19,508	19,095
Prepaid expenses and other current assets	907	834
Deferred taxes	1,987	2,598
Total current assets	47,667	50,107
Property, plant and equipment, net	15,912	15,949
Other assets
Other assets	754	579
Goodwill	32,284	32,284
	$ 96,617	$ 98,919
	===========	===========
Liabilities and stockholders' equity
Current liabilities
Revolving credit facility	$ 3,800	$ 4,300
Accounts payable	8,312	4,755
Accrued expenses	4,285	7,336
Current maturities of long-term debt	5,801	6,207
Total current liabilities	22,198	22,598
Long-term debt, less current maturities	5,600	8,400
Deferred income taxes	2,634	2,638
Other liabilities	814	936
Stockholders' equity
Common stock, $.01 par value, 10,000,000 shares
authorized, 7,705,434 issued and 7,487,454
outstanding in 2003; 7,461,511 issued and
7,303,261 outstanding in 2002	77	75
Additional paid-in capital	27,262	26,405
Accumulated other comprehensive loss	(83)	(321)
Retained earnings	39,391	38,985
Treasury stock 158,250 shares at cost 2002, 217,980 shares at cost 2003	(1,276)	(797)
	65,371	64,347
	$ 96,617	$ 98,919
	===========	===========

BRASS EAGLE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Net sales	$ 24,627	$ 26,694	$ 38,039	$ 46,824
Cost of sales	16,706	16,493	24,965	28,889
Gross profit	7,921	10,201	13,074	17,935

Operating expenses	6,626	6,070	11,855	11,719
Operating income	1,295	4,131	1,219	6,216

Minority interest	0	18	0	69
Interest income (expense)	(278)	(354)	(567)	(735)
	(278)	(336)	(567)	(666)
Income before income taxes	1,017	3,795	652	5,550

Provision for income taxes	385	1,426	246	2,092

Net income	$ 632	$ 2,369	$ 406	$ 3,458
	==========	=========	=========	========
Net income per share:
Basic	$ 0.09	$ 0.33	$ 0.06	$ 0.48
Diluted	0.08	0.31	0.05	0.46

Weighted average shares outstanding:
Basic	7,344,004	7,150,744	7,325,835	7,149,674
Diluted	7,578,356	7,541,281	7,580,530	7,536,606